Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

American Public Education, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other (2)	500,000	$4.84	$2,420,000.00	0.00011020	$266.69
Total Offering Amounts					$2,420,000.00		$266.69
Total Fee Offsets							--
Net Fee Due							$266.69

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall cover any additional shares of common stock of American Public Education, Inc., $0.01 par value per share (the “Common Stock”), that may be offered or issued under the American Public Education, Inc. Employee Stock Purchase Plan, as amended, in connection with any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee. based on the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Select Market on June 2, 2023.

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